Exhibit A

SHARE SUBSCRIPTION LETTER

To:

Cre8 Enterprise Limited

Ritter House

Wickhams Cay II

PO Box 3170

Road Town

Tortola VG1110

British Virgin Islands

The undersigned (the Subscriber) hereby subscribes for and agrees to take 3,575 Class A shares of no par value (the Shares) in Cre8 Enterprise Limited (the Company) for a total aggregate subscription price of US$1,430.00, and undertakes to pay the amount of US$1,430.00 in full payment of the subscription price for the Shares upon its issue.

The Subscriber will take the Shares subject to and on the terms of the Memorandum and Articles of Association of the Company and recognises that failure to pay the monetary consideration of the aforesaid Shares on demand by the Company may result in said Shares being forfeited and cancelled pursuant to the provisions of the BVI Business Companies Act, 2004.

This letter shall be governed by the laws of the British Virgin Islands.

Date: 04 December 2023

/s/ Seng Jin Lee

Seng Jin Lee

For and on behalf of

Cre8 Investments Limited

Direction as to registration

Full name:	Cre8 Investments Limited

Address:	P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands